Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Logistics Property Trust Inc.:

We consent to the use of our report dated November 25, 2014, with respect to the consolidated balance sheet of Logistics Property Trust Inc. and subsidiary as of November 19, 2014 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

February 27, 2015